Exhibit 99.1

Cash America Announces Completion of Acquisition of 39 Store Chain of Pawn Lending Locations

FORT WORTH, Texas--(BUSINESS WIRE)--October 6, 2010--Cash America International, Inc. (NYSE: CSH) announced today that it has completed the previously announced acquisition of substantially all of the assets of Maxit Financial, LLC (“Maxit”). Maxit owned and operated a 39-store chain of pawn lending locations consisting of 29 locations in the state of Washington and 10 locations in the state of Arizona operating under the brand names of Pawn X-Change and Maxit, respectively. The acquisition increases Cash America’s store count in both of these markets, where it previously had 5 pawn locations in Washington and 11 Company-owned and 7 franchised locations in Arizona.

Commenting on the Maxit acquisition, Daniel R. Feehan, President and Chief Executive Officer of Cash America said, “We are pleased to have been able to complete this transaction within our expected time frame. We are delighted to add the talented team of Maxit to our organization. We are also excited about adding a large group of pawn lending locations in Washington and Arizona strengthening Cash America’s leadership position in both of these markets and the country.”

The final terms of the acquisition were consistent with the earlier announced asset purchase agreement. At closing, Cash America funded approximately $70.0 million for substantially all of the assets of Maxit and various adjustments and items related to the transaction per the terms of the asset purchase agreement. Included in this amount are 366,097 shares of Cash America common stock issued to Maxit. Management does not anticipate that the acquisition will provide accretion to earnings in the fourth quarter of 2010 due to one-time transaction related costs which will be expensed under current accounting requirements. Management anticipates that the acquisition will be accretive in fiscal 2011 and will provide additional details during its regularly scheduled release of quarterly earnings and conference call, which will take place on Thursday, October 21st at 7:00 am CDT.

Based on unaudited results, the completion of the acquisition of Maxit will add over $20.0 million in pawn loan balances and annual total revenue of approximately $54.0 million, based on the trailing twelve months, to Cash America’s business.

About the Company

As of June 30, 2010, Cash America International, Inc. had 1,062 total locations offering specialty financial services to consumers, which include 737 lending locations (including nine unconsolidated franchised locations) operating in 28 states in the United States under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland,” and 200 pawn lending locations, of which the Company is a majority owner, operating in 21 jurisdictions in central and southern Mexico under the name “Prenda Fácil.” In addition, the Company operated 120 unconsolidated franchised and five Company-owned check cashing centers operating in 16 states in the United States under the name “Mr. Payroll.” Additionally, as of June 30, 2010, the Company offered short-term loans over the Internet to customers in 33 states in the United States at http://www.cashnetusa.com, in the United Kingdom at http://www.quickquid.co.uk, in Australia at http://www.dollarsdirect.com.au, and in Canada at http://www.dollarsdirect.ca. The Company also owns a micro-line of credit services business that processes short-term loans on behalf of a third-party lender with balances outstanding in all 50 states and four other United States jurisdictions as of June 30, 2010.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.quickquid.co.uk
http://www.enovafinancial.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.cashlandloans.com	http://www.strikegoldnow.com
http://www.primaryinnovations.net	http://www.mrpayroll.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the “Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business, changes in demand for the Company's services, the continued acceptance of the online distribution channel by the Company’s online loan customers, the actions of third parties who offer products and services to or for the Company, fluctuations in the price of gold, changes in competition, the ability of the Company to open new locations in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in foreign currency exchange rates, changes in the capital markets, the ability to successfully integrate newly acquired businesses into the Company’s operations, the loss of services of any of the Company’s executive officers, the effect of any current or future litigation proceedings on the Company, the effect of any of such changes on the Company’s business or the markets in which the Company operates and other risks and uncertainties indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100